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                                                                   EXHIBIT 10.38

                              SEPARATION AGREEMENT

   THIS SEPARATION AGREEMENT (the "Agreement") dated as of May 28, 1996, is entered into by and between M. Bruce Boswell ("Mr. Boswell") and UTILX Corporation, a Delaware corporation ("UTILX").

                                 RECITALS

   A. In order to facilitate a smooth and orderly transition with respect to Mr. Boswell's position at UTILX as Vice President, Manufacturing and Engineering of UTILX and to clarify and resolve any disputes that may exist between the parties arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship, and in lieu of certain provisions contained in the employment agreement dated as of October 1, 1994, between Mr. Boswell and UTILX (the "Employment Agreement"), and notwithstanding any provisions to the contrary in the Employment Agreement, the parties have agreed to the following.

   B. Mr. Boswell's employment relationship with UTILX will terminate effective on the Termination Date, which shall be the earlier of September 30, 1996 or 5 days after the date on which Mr. Boswell gives written notice of intent to terminate to UTILX, pursuant to Sections 7 and 13 of the Employment Agreement ("Termination Notice").

   C. UTILX has advised Mr. Boswell of his right to consult an attorney prior to signing this Agreement and has provided him with up to 21 days to consider its severance offer and to seek legal assistance. Mr. Boswell has either consulted an attorney of his choice or voluntarily elected not to consult legal counsel, and understands that he is waiving all potential claims against UTILX.

   D. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

                               AGREEMENTS

   NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

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   1. EMPLOYMENT TERMINATION DATE

   Mr. Boswell's employment with UTILX shall terminate effective the earlier of September 30, 1996 or 5 days after the date on which Mr. Boswell gives written notice of intent to terminate to UTILX, pursuant to Sections 7 and 13 of the Employment Agreement.

   2. RESIGNATION FROM OFFICES

   Upon receipt of the Termination Notice, Mr. Boswell will have resigned as Vice President, Manufacturing and Engineering of UTILX as well as an officer, director or any other positions of any subsidiary or affiliated corporations of UTILX.

   3. SEVERANCE, SALARY AND BENEFITS

   Salary and benefits shall be paid as follows:

   3.1 Mr. Boswell shall continue as an employee at his current salary and with all current benefits until the Termination Date, but he shall be excused from reporting to work and relieved from all other employment duties during the period after the Agreement has been signed which precedes the Termination Date. After the Termination Date, so long as Mr. Boswell remains unemployed he shall receive his current salary, excluding all benefits, through November 30, 1996. In the event that Mr. Boswell obtains employment for thirty (30) hours per week prior to November 30, 1996 or the Termination Date, this provision shall automatically terminate upon commencement of such employment.


   3.2 On the Termination Date, Mr. Boswell will be paid salary and accrued vacation owed to him through the Termination Date, and such payment will be net of taxes and deductions. As soon as is reasonably possible after the Termination Date, Mr. Boswell will be paid deferred compensation, including UTILX match (to the extent applicable, if any) and earnings, net of taxes and deductions.

   3.3 Medical benefits under any UTILX plan will terminate on the Termination Date and after such date, Mr. Boswell will have the right to self-pay medical benefits under COBRA if he elects to do so.

   3.4 The vested amounts Mr. Boswell has, if any, in any 401(k) plan shall be determined as of the Termination Date and shall be distributed pursuant to the terms of such plan.

   3.5 Provided that Mr. Boswell has not revoked this Agreement, the vested portions of the following incentive stock options granted pursuant to UTILX' 1994 Option and Restricted Stock Plan (the "Plan") shall be converted into nonqualified stock options pursuant to the Plan, effective as of the Termination Date, so that the exercise period of such options shall be extended to one year after the Termination Date, at which time such options shall expire:

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   DATE OF GRANT     NUMBER OF SHARES     EXERCISE PRICE PER SHARE
   -------------     ----------------     ------------------------
      10/1/94           3,000                      $4.125
     4/20/95            2,540                      $3.125

   Other than those benefits and payments specified in this Section 3, UTILX shall provide no further payments or benefits to Mr. Boswell.

   4. CONFIDENTIAL INFORMATION

   Mr. Boswell will maintain the confidentiality of all confidential information he has regarding UTILX including nonpublic information regarding UTILX' finances, customers, plans, strategies and new products. Mr. Boswell will not disclose or use such information, either directly or indirectly. The parties hereto will not make disparaging or derogatory comments about each other.

   5. RECOMMENDATION

   UTILX will provide a favorable letter of recommendation on behalf of Mr. Boswell and respond favorably to any telephone inquiries from prospective employers in that regard.

   6.  NONCOMPETITION AND NONSOLICITATION

   6.1 Scope of Competition

   Mr. Boswell agrees that he will not for a period of two years from the Termination Date directly or indirectly be employed by, consult with or otherwise perform services for, own, manage, operate, join, control or participate in the ownership, management, operation or control of or be connected with, in any manner, any Competitor. A "Competitor" shall include any entity which, directly or indirectly, competes with UTILX or produces, markets, distributes or otherwise derives benefit from the production, marketing or distribution of products or services which compete with products presently produced or services presently being provided or marketed by UTILX or the feasibility for production of which UTILX is presently actually studying, or which it is preparing to market or is developing products or services that will be in competition with the products or services presently produced or being studied or developed by UTILX, in each case within the geographical area described in Attachment A hereto, unless released from such obligation in writing by the Board of Directors of UTILX. Mr. Boswell shall be deemed to be related to or connected with a Competitor if such Competitor is (a) a partnership in which he is a general or limited partner or employee, (b) a corporation or association of which he is a shareholder, officer, employee or director, or (c) a partnership, corporation or association of which he is a member, consultant or agent; provided, however, that nothing herein shall prevent the purchase or ownership by Mr. Boswell of shares which constitute less than five percent of the outstanding equity securities of a publicly or privately held corporation, if Mr. Boswell has no other relationship with such corporation.

   6.2 Scope of Nonsolicitation

   Mr. Boswell shall not directly or indirectly solicit or entice any employee or consultant of UTILX to cease his or her relationship with UTILX or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of UTILX to do business with or in any way become associated with any Competitor. This Section 6.2 shall apply during the time period and geographical area described in Section 6.1 hereof.

   6.3 Equitable Relief

   Mr. Boswell acknowledges that the provisions of this Section 6 are essential to UTILX, that UTILX would not enter into this Agreement if it did not include this Section 6 and that damages sustained by UTILX as a result of a breach of this Section 6 cannot be adequately remedied by damages, and Mr. Boswell agrees that UTILX, notwithstanding any other provision of this Agreement, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement.

   Mr. Boswell acknowledges that the restrictions in this Section 6 are reasonable in time, scope and territory, are designed to eliminate competition which would otherwise be unfair to UTILX, do not stifle his exercise of skill and experience, would not bar his sole means of support, are fully required to protect UTILX' legitimate interests, do not confer a benefit on UTILX disproportionate to the detriment to Mr. Boswell and that additional consideration has been given for Mr. Boswell's entering into the noncompetition and nonsolicitation provisions of this Agreement.

   6.4 Definition of UTILX

   For purposes of Section 6 hereof, "UTILX" shall include all subsidiaries of UTILX, any parent corporation of UTILX and any business ventures in which UTILX, its subsidiaries or any such parent corporation may participate.

   7. UTILX' PROPERTY

   Except as otherwise agreed in writing by the President of UTILX, Mr. Boswell confirms that he has or will immediately upon termination turn over to UTILX all files, memoranda, records, credit cards, and other documents or physical property which he received from UTILX or its employees or generated himself in the course of his employment with UTILX.

   8. CONFIDENTIALITY OF AGREEMENT

   Mr. Boswell agrees that he will keep the terms of this Agreement (including but not limited to the severance amounts) completely confidential, and that he will not disclose any information concerning this Agreement or its terms to anyone other than his immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause.

   9. RELEASE OF CLAIMS

   Mr. Boswell represents that he has not filed any complaints, charges or lawsuits against UTILX with any governmental agency or any court. Mr. Boswell expressly waives any claims against UTILX and releases UTILX (including its officers, directors, stockholders, managers, agents and representatives) from any claims that he may have in any way connected with his employment with UTILX and the termination thereof. It is understood that this release includes, but is not limited to, any claims for wages, employment benefits, or damages of any kind whatsoever, arising out of any contracts, express or implied, any legal restriction on the UTILX' right to terminate employees, or any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act or any other legal limitation on the employment relationship. This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Mr. Boswell from filing a lawsuit for the exclusive purpose of enforcing his rights under this Agreement.

   10. REVIEW AND REVOCATION PERIOD

   Mr. Boswell and UTILX agree that Mr. Boswell shall have up to 21 days to review this Agreement and consult legal counsel, if he so chooses, during which time the proposed terms of this Agreement shall not be amended, modified or revoked by UTILX. Mr. Boswell may revoke this Agreement if he so chooses by providing notice of his decision to revoke the Agreement to UTILX within seven days following the date he signs this Agreement.

   11. SEVERABILITY

   The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

   12. KNOWING AND VOLUNTARY AGREEMENT

   Mr. Boswell represents and agrees that he has read this Agreement, understands its terms and the fact that it releases any claim he might have against UTILX and its agents, understands that he has the right to consult counsel of choice and has either done so or knowingly waived the right to do so, and enters into this Agreement without duress or coercion from any source.

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   13. ENTIRE AGREEMENT

   This Agreement sets forth the entire understanding between Mr. Boswell and UTILX and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of his employment with UTILX and the termination of the employment relationship. Mr. Boswell acknowledges that in executing this Agreement, he does not rely upon any representation or statement by any representative of UTILX concerning the subject matter of this Agreement, except as expressly set forth in the text of the Agreement.

   IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

UTILX CORPORATION          M. BRUCE BOSWELL

By /s/ Craig E. Davies     /s/ M. Bruce Boswell
  --------------------     --------------------
Its  President
   -------------------
DATED:  May 28, 1996       DATED:  May 28, 1996

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STATE OF WASHINGTON)
                   )  ss.
COUNTY OF KING     )

   M. Bruce Boswell, known to me to be the individual described in and who executed the within and foregoing instrument, personally appeared before me this day, and acknowledged that he signed the same as his free and voluntary act and deed, for the uses and purposes therein mentioned.

   GIVEN under my hand and official seal this 28th day of May, 1996.


                                               /s/ Alisa Scott
                                    ------------------------------------
                                    NOTARY PUBLIC in and for the State of
                                    Washington, residing at Issaquah
                                                            -------------
                                    My Commission Expires: 01/01/01
                                                           --------------




STATE OF WASHINGTON)
                   )  ss.
COUNTY OF KING     )

   Craig E. Davies, known to me to be the person who signed as President of UTILX Corporation, the corporation that executed the within and foregoing instrument, personally appeared before me this day, and acknowledged this instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute this instrument on behalf of said corporation.

   GIVEN under my hand and official seal this 28th day of May, 1996.


                                               /s/ Alisa Scott
                                    ------------------------------------
                                    NOTARY PUBLIC in and for the State of
                                    Washington, residing at Issaquah
                                                            -------------
                                    My Commission Expires: 01/01/01
                                                           --------------
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                                 ATTACHMENT A

Territory is all of North America, South America, Central America, Europe, the United Kingdom and Asia.